EXHIBIT 5.1

JPMorgan Chase & Co.
Legal and Compliance Department	Neila B. Radin
270 Park Avenue	Senior Vice President and
New York, New York 10017-2070	Associate General Counsel

March 31, 2009

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am a Senior Vice President and Associate General Counsel of JPMorgan Chase & Co., a Delaware corporation (the "Company"). This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the 370,955,899 shares of Common Stock, $1.00 par value per share, of the Company (the "Shares") that may be originally issued by the Company pursuant to the JPMorgan Chase & Co. 2005 Long-Term Incentive Plan as Amended and Restated Effective May 20, 2008 (the "Plan").

In so acting I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Company has received the consideration to be received for the Shares pursuant to the provisions of the Plan and (iii) the Shares have been issued in accordance with the applicable resolutions of the Company and provisions of the Plan, such Shares that are original issuance securities will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware and the federal law of the United States.

I hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Neila B. Radin
Neila B. Radin
Senior Vice President and Associate General Counsel